CONSENT OF ATTORNEYS

      Reference is made to the Registration Statement of Amiga Telephony Corporation (the Company") whereby the Company and a selling shareholder propose to sell up to 3,800,000 shares of the Company's Common Stock. Reference is also made to Exhibit 5 included in the Registration Statement relating to the validity of the securities proposed to be sold.

      We hereby consent to the use of our opinion concerning the validity of the securities to be issued and sold.


Very truly yours,

HART & TRINEN, LLP

William T. Hart

Denver, Colorado
June 16, 1999

Amiga Consent of Attys SB-2